Exhibit 10.1

                                      Ford

Ford Motor Company                                         One American Road
                                                           P.O. Box 1899
                                                           Dearborn, MI  48126

                                                    April 26, 2004
David Thursfield
353 Wilshire Drive
Bloomfield Hills, MI 48302

Dear David:

This letter will confirm the agreement (the "Agreement") regarding the terms and conditions under which you have agreed to provide your personal services as a consultant to Ford Motor Company ("Ford" or the "Company").

1. Scope of Services: Subject to the terms and conditions contained herein, for the period of 24 months beginning on May 1, 2004 and ending April 28, 2006, unless this Agreement is terminated earlier pursuant to Section 14 hereof, you will be available to provide consultation to the Company. It is understood that domestic and international travel may be involved in the provision of services hereunder.

     Specific direction regarding the services to be provided by you to Ford hereunder shall be given on behalf of Ford by the Chairman and CEO and/or his designate. Examples of the work provided under this Agreement include but are not limited to: business reviews, product development or manufacturing strategy reviews, cost reduction initiatives, TVM, purchasing strategy or international operation synergies.

2. Competitive Behavior: As a condition of the Company's obligations under this Agreement, during the term of this Agreement, you will not, without written permission of the Company, on behalf of yourself or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant, or otherwise, engage in any business or activity competitive with the business of Ford Motor Company, its subsidiaries or affiliates worldwide. You specifically acknowledge that the Company conducts a worldwide business and that the worldwide restriction is reasonable. You also agree during the term of this Agreement that you will not engage in any conduct that is inimical to the best interests of the Company, its subsidiaries, or affiliates worldwide. In the event you breach these restrictive covenants, the Company shall be entitled to the remedies outlined in paragraph 3 below with respect to breach of Confidential Information.


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                                                                          Page 2

3. Confidential Information and Remedies: You agree to keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Chief Executive Officer of the Company, furnish, make available or disclose to any third party or use for your benefit or the benefit of any third party, any Confidential Information as hereafter defined. As used in this Agreement, Confidential Information means any information relating to the business or affairs of the Company, including but not limited to, information relating to financial statement, customer, identities, potential customer, employees, suppliers, servicing methods, equipment, product or service programs, product designs, cycle plans, strategies and information, databases and information systems, analyses, profit margins, pricing, comparative or futuring studies or other proprietary information used by the Company, whether or not generated by the Company or purchased by the Company through business consultants. Confidential Information shall not include any information in the public domain or information that becomes known in the industry through no wrongful act on your part. You acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. You acknowledge and agree that your promise to keep confidential the Confidential Information is reasonable and necessary for the protection of the Company's business interests; that irreparable injury will result to the Company if you break your promise, and that the Company may not have an adequate remedy at law if you break or threaten to break your promise. Accordingly, you agree that in such event, the Company will be entitled to immediate temporary injunctive and other equitable relief in a court of competent jurisdiction, without the necessity of showing actual monetary damages, subjective to a hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing another remedy available to it for failing to keep your promise, including the recovery of any damage which it is able to prove and any other remedies allowed under any other agreement with the Company or provided for under various Company plans. In addition, as a penalty and not in lieu of other damages the Company may be able to prove, you agree to pay the Company liquidated damages in an amount equal to the total consulting fees received under paragraph 6 of the Agreement if you break your promise and divulge Confidential Information or break any of your promises under paragraphs 2, 11, or 12.

4. Confidential Materials: You acknowledge that all written materials or documents containing Confidential Information prepared by you or coming into your possession because of your employment with the Company are and shall remain the property of the Company. You agree to return to the Company all such items in your possession, together with all copies of such items, no later than your last day worked, except those items to be declared by you to the Company as required to provide consulting services to the Company under this Agreement.

     You acknowledge that any information received by you during the execution of your responsibilities for the Company in accordance with the Agreement, which concerns the personal, financial or other affairs of the Company, will be treated as Confidential Information in accordance with paragraph 3 above, and will not be revealed to any other persons, firms or organizations.


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5.   Disparagement:  Each party acknowledges that the business reputation of the other is a valuable asset of such other party. Each party agrees that it shall take no action which can be deemed to be inimical to the best interests of the other party, including but not limited to: publishing material that disparages the other party, participating in interviews disparaging the other party or taking action in any other manner or way disparaging the other party. In the event that a party takes an action that is deemed to be inimical to the best interests of the other party, the party committing the breach shall pay liquidated damages to the other party in an amount equal to the value of the total consulting fees paid/received under paragraph 6 of this Agreement, and if the breaching party is you this Agreement will be terminated by the Company.

6.   Compensation:   Pending   approval  of  the  Compensation   Committee,   as
     consideration for this Agreement and for your active support for the Company and key leaders, the Company will, during the course of this Agreement, pay you at a rate of US $225,000 for each calendar quarter during which you provide services hereunder, beginning in May 2004; provided, however, that such amount should be prorated for any pay period that is less than three full months. Such payments shall be paid to you by Ford quarterly in advance.

     This is intended to be a personal services agreement, and you will not delegate or assign the agreement to any other person or entity without Ford's written permission. You exclusively will carry out the work under this Agreement and may not designate an individual other than yourself as the provider of services hereunder. Ford shall not be responsible for any tax levied relating to you by any governmental authority arising out of this Agreement. Accordingly, you will be responsible for payment of all taxes, including national, state, provincial and local taxes, arising from activities in accordance with this contract.

7. Tax Preparation: The Company will provide and pay for reasonable tax preparation support for you during the period of this Agreement using PWC or the outside tax preparer chosen by the Company. In the event that you choose a tax preparer other than PWC, the Company will pay for reasonable tax preparation support during the Agreement but in no event greater than $1,500 for each applicable year.

8. Expenses: The Company will reimburse you for customary and reasonable business-related expenses and travel that we authorize you to take, consistent with Ford policies and procedures, during the term of this Agreement, including car fuel reimbursement and a car and driver while on business in Europe and Asia. Additionally, in the U.S., during the term of the Agreement, the Company will provide you with transportation to the airport while on business travel that we authorize you to take. This agreement does not entitle you to the use of Company aircraft. On a monthly basis, you will provide to the Group Vice President, Human Resources, such documentation as is reasonably necessary to support the reimbursement of such expenses.

9. Other support: You will be provided an office and computer support when in Dearborn, Michigan, and will be provided travel support by the Executive Travel Office in making aircraft travel arrangements in connection with work performed under this Agreement.


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     You will be provided certain computer and related equipment as described in the attachment, to perform work under this Agreement and maintained by the Company. (Attachment)

     In connection with services to be provided under this Agreement, the Company will provide you with apartment accommodations in London until July 31, 2004. You agree to pay 3,550 GBP to the Trustee leaseholder no later than June 1, 2004.

10. Indemnification: Your relationship to Ford under this Agreement shall be that of an independent contractor in the performance of the duties under this Agreement. However, you will be indemnified by Ford for all losses and other damages that you may sustain in performing services hereunder to the same extent as you would be if you were an officer of the Company under Ford's Certificate of Incorporation.

11. Recruitment: During the term of this Agreement, you will not recruit any employee from Ford Motor Company or otherwise counsel any employee in Ford or its subsidiaries to leave the Company. In addition, you will not provide counsel or comments to any outside organization or individual regarding skills, competencies, position responsibilities, performance, recruiting, development, or succession planning regarding any employee in the Company. Breach of this provision shall be subject to the remedies described in paragraph 3.

12. Customers and suppliers: During the term of this Agreement, you shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, co-partner or in any individual or representative capacity intentionally solicit or encourage any present or future customer or supplier of the Company to terminate or otherwise alter its relationship with the Company in an adverse manner. Breach of this provision shall be subject to the remedies described in paragraph 3.

13. Information and conflicts: All information and data you develop or acquire in performing the services hereunder shall belong to Ford, without further consideration, and shall be delivered to Ford upon completion of this Agreement or earlier if requested. Ford shall be free to use and disclose to others information and data you deliver to Ford.

     Works of authorship you create in performing the services hereunder shall be considered as a specially ordered or commissioned "work for hire" and all copyrights for such works of authorship shall belong to Ford. All such works of authorship shall bear a valid copyright notice designating Ford as the owner of such copyright.

     You shall use the information and data you acquire from Ford only in performing the services under this Agreement. You shall not disclose to any third party, during the period of this Agreement and thereafter, any such information and data that is not in the public domain. If you receive a request for any such information from competent governmental or legal authority, you shall promptly notify Ford for direction. In addition, you will undertake to notify Ford immediately if any of the services to be provided by yourself hereunder would in any way conflict with any obligations, fiduciary, contractual or otherwise, that you have to any other party.


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14.  Termination:  This Agreement may be terminated by either you or Ford at any time upon 60 days written notice provided by the terminating party to the other. No such termination by either party will affect the obligation of Ford to pay compensation for services rendered, or to reimburse travel and business expenses incurred prior to such termination, or any other provision of this agreement.

15. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws.

16. Confidentiality of this Agreement: Both you and Ford shall use reasonable efforts to keep the existence and terms of this agreement confidential except to the extent required by law to be disclosed. If there is a legitimate request by governmental or similar authority for its disclosure, the party receiving the request will promptly notify the other of the nature of and details surrounding the request.

17. Other Agreements: This Agreement is the only agreement between the parties with respect to consulting services and shall replace any prior understandings, oral or written, regarding any consulting services. It shall not, however, have any effect on your retired status from Ford or the provisions and agreements in place with respect to your retirement from Ford.

If the above accurately reflects the agreement between you and the Company, please sign and return this letter. Upon our receipt, this letter will constitute an agreement between you and the Company, and it will be governed and construed in accordance with the laws of the State of Michigan, excluding its choice of laws provisions. Specifically, it is intended that the restrictive covenants in this Agreement be construed under the laws of the State of Michigan and not any foreign jurisdiction. Any disputes arising out of this Agreement shall be resolved through binding arbitration under the rules of the American Arbitration Association. The venue for any such dispute shall be Wayne County, Michigan.

              FORD MOTOR COMPANY

              /s/ Joe Laymon
              ------------------
              By:

Agreed:       /s/ David Thursfield
              --------------------
              David Thursfield

Date:     April 28, 2004
          --------------


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                                                                    Attachment 1

Equipment and Other Support

Computer and Other IT Equipment
-------------------------------

One state-of-the-art desktop replacement laptop computer with appropriate software and one docking station with monitor, printer, fax machine and wireless support, e-mail, Internet connection, Blackberry PDA and RNA service for you.


Optional Right to Purchase
--------------------------

At the end of the consulting Agreement, you will be able to purchase the equipment for $1.